EXHIBIT 10.27

Settlement, Release, and Indemnity Agreement

This settlement, release, and indemnity agreement (this “Agreement”) is entered into as of February 3, 2015 (the “Execution Date”), by and between Overseas Shipholding Group, Inc. (“OSG”), OSG Ship Management, Inc. (“OSM”), OSG Bulk Ships, Inc. (“OBS”), and OSG International, Inc. (“OIN” and together with OSG, OSM, and OBS, the “OSG Parties”) and James I. Edelson (“Edelson” and together with the OSG Parties, the “Parties”) and shall become effective without further action of the Parties on the date that the order of the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) approving this Agreement and authorizing the OSG Parties’ performance hereunder (the “Approval Order”) becomes a Final Order (such date, the “Effective Date”).1

WHEREAS on November 14, 2012, OSG and 180 of its affiliates (collectively, prior to the effective date of the Plan (defined below) the “Debtors,” and, thereafter, the “Reorganized Debtors”), filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code (collectively, the “Chapter 11 Cases”) in the Bankruptcy Court; and

WHEREAS Edelson subsequently filed five proofs of claim, assigned claim numbers 498, 1093, 1105, 1676, and 1678 (together, the “Edelson Claims”), in the Chapter 11 Cases, asserting various claims arising from or related to his employment as general counsel of OSG; and

WHEREAS, on July 18, 2014, the Bankruptcy Court entered its Findings of Fact, Conclusions of Law, and Order Confirming First Amended Joint Plan of Reorganization of Overseas Shipholding Group, Inc., Et Al., Under Chapter 11 of the Bankruptcy Code (D.I. 3683) (the “Confirmation Order”), confirming the First Amended Joint Plan of Reorganization of Overseas Shipholding Group, Inc. et al., Under Chapter 11 of the Bankruptcy Code (D.I. 3701) (the “Plan”); and

WHEREAS the Plan designated the Edelson Claims as Disputed Claims; and

WHEREAS the Plan authorized the Reorganized Debtors and the Administrative and Disputed Claims Agent to resolve all Disputed Claims; and

WHEREAS, following a series of good-faith, arm’s-length negotiations, conducted with the assistance of counsel, the Parties desire to settle all potential claims, including any and all alleged liabilities asserted against the Debtors in the Edelson Claims, subject to entry of the Approval Order on the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1 Unless otherwise noted, all capitalized terms used but not defined herein shall have the meaning ascribed to them in the Plan.

1.          Settlement Sum. No later than ten (10) business days after the Effective Date, the OSG Parties shall pay Edelson seven hundred eighty-two thousand and thirty-seven United States dollars ($782,037.00), inclusive of interests and costs, and subject to the withholding of all federal, state, city or other taxes that the OSG Parties may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood that Edelson shall be responsible for payment of all taxes in respect of the payments and benefits provided herein) (the “Settlement Sum”).

2.          Edelson Release: Edelson, for himself, his successors, agents, assigns or those acting through or on his behalf (collectively, “Edelson Related Persons”), hereby releases and forever discharges the OSG Parties, the Debtors, the Reorganized Debtors, their parents, subsidiaries, divisions, and affiliates, and each of their respective officers, directors, agents, representatives, employees, predecessors, successors, insurers, attorneys, and assigns, from any and all claims, demands, debts, damages, liabilities, injuries, actions, or rights of action of any nature whatsoever, whether known or unknown, in law or admiralty or equity, which he or any Edelson Related Persons had, now have, or claim to have, for or by reason of any fact, cause, or thing whatsoever from the beginning of the world to the Effective Date, other than the Preserved Obligations (collectively, the “Edelson Released Claims”).

3.          The OSG Parties Release: In consideration of the foregoing release, and as of the Effective Date, the OSG Parties, each for itself and its parents, subsidiaries, divisions and affiliates, and their respective officers, directors, administrators, predecessors, successors, agents, employees, attorneys, assigns or those acting through or on behalf of any of the OSG Parties (collectively, “OSG Related Persons”) hereby releases and forever discharges Edelson and each of the Edelson Related Persons from any and all claims, demands, debts, damages, liabilities, injuries, actions, or rights of action of any nature whatsoever, whether known or unknown, in law or admiralty or equity, which they or any OSG Related Persons had, now have, or claim to have, for or by reason of any fact, cause, or thing whatsoever from the beginning of the world to the Effective Date, other than the Preserved Obligations (the “OSG Released Claims” and together with the Edelson released Claims, the “Released Claims”).

4.          Preserved Obligations. Notwithstanding anything to the contrary herein, nothing in this Agreement shall impact, and the Released Claims shall not extend to:

a.	any insurance policies, or claims asserted thereunder against parties other than OSG Related Persons, in connection with Edelson’s employment by any of the OSG Parties;

b.	the right of Edelson, if any, in the event judgment is obtained against him in any action or proceeding commenced by any party other than the OSG Parties (whether now pending or hereafter commenced), to seek a judgment credit in such litigation in accordance with applicable non-bankruptcy law;

c.	any claims or causes of action for contribution or proportionate fault that any party, other than the OSG Parties, who is a named defendant in an action or proceeding may have against any person other than the OSG Parties that arises from or is related to the claims asserted against them in such action;

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d.	any obligations arising on or after January 1, 2015 from or in (i) the ordinary course of Edelson’s employment with the OSG Parties, including without limitation any bonus due to Edelson with respect to 2014, (ii) any agreements between the OSG Parties or Edelson, dated on or after January 1, 2015, and (iii) any retention payments due to Edelson pursuant to any Board approved retention plans for which Edelson is eligible, in the event of which such plans shall govern such rights and obligations;

e.	any claims arising from any supplemental employee retirement plan arising from Edelson’s employment by any of the OSG Parties, as provided for in the Plan; or

f.	any obligations under this Agreement (collectively, the “Preserved Obligations”).

5.          Preservation of Insurance. For the avoidance of doubt, notwithstanding anything herein to the contrary, nothing in this Agreement, including any releases set forth above, shall diminish, reduce, limit, impact or impair the enforceability of any insurance policies or other policies of insurance that may cover claims against Edelson, including, without limitation, any claims of Edelson for insurance coverage or claims of Edelson under any policies of insurance solely as to parties other than the OSG Parties, the Debtors, the Reorganized Debtors, or the Administrative and Disputed Claims Agent.

6.          Unknown Claims. Each of the Parties represents that it is familiar with the provisions of California Civil Code Section 1542, agrees to expressly waive any rights that may exist thereunder, as well as under any other statute or common law principles of similar effect. California Civil Code Section 1542 provides as follows: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

7.          Expungement of the Edelson Claims: Upon the Effective Date, the Edelson Claims shall be deemed expunged with prejudice, and the Reorganized Debtors’ Claims Agent shall be authorized to reflect such expungement on the Reorganized Debtors’ claims register.

8.          Indemnity.

a.	Edelson hereby indemnifies and shall keep indemnified, each of the OSG Parties, the Debtors, the Reorganized Debtors, their parents, subsidiaries, divisions, and affiliates, and each of their respective officers, directors, agents, representatives, employees, predecessors, successors, insurers, attorneys, and assigns against all costs and damages (including legal expenses) incurred in any future actions Edelson or any Edelson Related Persons may bring in respect of any of the Edelson Released Claims.

b.	The OSG Parties hereby indemnify and shall keep indemnified, Edelson, his successors and assigns, against all costs and damages (including legal expenses) incurred in any future actions the OSG Parties may bring in respect of any of the OSG Released Claims.

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9.          Miscellaneous.

a.           Bankruptcy Court Approval.

i.	This Agreement, and the OSG Parties’ obligations hereunder, are at all times subject to and conditional upon entry of the Approval Order.

ii.	As soon as is reasonably practicable after the Execution Date, the OSG Parties shall move the Bankruptcy Court for entry of the Approval Order. All Parties shall use commercially reasonable efforts and work cooperatively in good faith (including by executing and delivering such additional instruments, notices, certificates, assurances and other documents and taking such further actions as may be reasonably necessary or desirable) in order to obtain entry of the Approval Order.

iii.	In the event that the Bankruptcy Court declines to enter the Approval Order this Agreement shall be deemed null and void and of no force or effect.

b.           Entire Agreement. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof. This Agreement supersedes all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, relating thereto.

c.           Amendments. This Agreement may be amended only by a written agreement between the Parties hereto.

d.           Governing Law. This Agreement is governed by and shall be construed in all respects in accordance with the laws of the State of New York without regard to its conflict of laws principles.

e.           Severability. If in any proceedings a court will refuse to enforce any provision of this Agreement, then such unenforceable provision will be deemed eliminated from this Agreement for the purpose of such proceedings to the extent necessary to permit the remaining provisions to be enforced. To the full extent, however, that the provisions of any applicable law may be waived, they are hereby waived to the end that this Agreement be deemed to be valid and a binding agreement enforceable in accordance with its terms, and in the event that any provision hereof will be found to be invalid or unenforceable, such provision will be construed by limiting it so as to be valid and enforceable to the maximum extent consistent with and possible under applicable law.

f.            Counterparts. This Agreement may be executed by facsimile or portable document format (pdf) transmission and by counsel for each of the Parties, in separate counterparts, each of which when so executed will be deemed to be an original and all of which together will constitute one and the same agreement.

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IN WITNESS WHEREOF, the Parties have duly executed this agreement as of the Execution Date set forth above.

For the OSG Parties:	For Edelson:

/s/Ian T. Blackley	/s/James I. Edelson
Name: Capt. Ian T. Blackley
Title: Chief Executive Officer
Date: February 3, 2015

For the Administrative and
Disputed Claims Agent:

/s/ Kathryn Schultea
Name: Kathryn Schultea
Title: Managing Director
Date: February 3, 2015

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